 TANGER FACTORY OUTLET CENTERS, INC.

Exhibit 99.1

NEWS RELEASE

For Release:

Immediate Release

Contact:

Mike Buescher

(336) 834-6826

Mona J. Walsh

(336) 856-6021

TANGER OUTLET CENTERS MOURNS THE PASSING OF THEIR FOUNDER, STANLEY K. TANGER

Greensboro, NC, October 24, 2010… Tanger Factory Outlet Centers, Inc. and the company’s Board of Directors announce the passing of their Founder and Director, Stanley K. Tanger.

Mr. Tanger, whose name is synonymous with outlet centers, died on Saturday, October 23, 2010, surrounded by his family.

Mr. Tanger founded what is now Tanger Factory Outlet Centers in 1981 and shaped the course of a new industry by opening the first strip center with brand name factory outlet stores in Burlington, North Carolina.  In 1993 the company went public, becoming the first outlet developer to be listed on the New York Stock Exchange as a publicly traded Real Estate Investment Trust (REIT).  Mr. Tanger was named “Entrepreneur of the Year” in Real Estate by INC. Magazine in 1994.  By 1995, the company opened its 27th outlet shopping center.  Tanger Outlet Centers was listed in the “Top 50 Public Companies” in North Carolina in 1996.

In 2005, the company’s Annual PinkStyle Breast Cancer Awareness Campaign surpassed $4 million in funds raised to battle breast cancer nationwide and the Stanley K. Tanger Breast Cancer Fund was established.  Today, the company’s campaign has raised in excess of $8.5 million in Mr. Tanger’s name.

In 2006, the company celebrated its 25th Anniversary as America’s leading outlet center developer and The Wall Street Journal listed Tanger Outlet Centers as one of the top ten REIT’s with the best total return to shareholders in the past five years.

In January of 2009, Steven B. Tanger, son of Founder Stanley K. Tanger, assumed the role of President and Chief Executive Officer of the company.  Steven Tanger had joined the company in 1986 as Executive Vice President and had been President and Chief Operating Officer since 1995.

Mr. Stanley K. Tanger retired from an active role in the company on August 7, 2009 and resigned the position of Chairman of the Board in September of that year.  He was a member of the Board of Directors until his death on October 23, 2010.

“My father’s legacy will be carried forward by all of us at Tanger Outlet Centers.  He was an industry pioneer and had a vast knowledge of the company and the outlet industry.  We will miss his presence as we open our newest center in Mebane, North Carolina on November 5th.  His vision and entrepreneurship made the company what it is today, one of the most successful REITs in the outlet industry,” stated Steven B. Tanger, President and Chief Executive Officer for Tanger Factory Outlet Centers, Inc.

“Stanley Tanger’s contributions to the industry and to the company he founded will be remembered by all.  His bold, dynamic leadership style, enabled him to lead the company to outstanding and consistent returns during his tenure,” commented Jack Africk, Interim Non-Executive Chairman of the Board.

Mr. Tanger was a member of the Young Presidents’ Organization and the World Presidents’ Organization.  He served as a pilot in WWII and had a lifelong passion for aviation, piloting his own plane for many years.

Along with his wife, Doris, he made a lifelong commitment to philanthrophy.  He was honored by the American Cancer Society with the prestigious “Excalibur Award” seven times from 1994 to 2004.  He generously donated to Duke University, supported the Duke Comprehensive Cancer Center, Duke Eye Center and the Iron Dukes and was a major donor to the Moses Cone Cancer Care Center expansion.  Mr. Tanger donated the Tanger Family Bicentennial Garden and numerous sculptures in the garden to the City of Greensboro.  He received the McIver Medal from the University of North Carolina at Greensboro in 2010, along with the Ben Cone Award from the Greensboro Jewish Federation.

Mr. Tanger was an Eagle Scout and was awarded the Silver Beaver Award in 2004.  In 2000, he donated Lake Tanger to the Old North State Council for the North Carolina Boy Scout Camp.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly traded REIT headquartered in Greensboro, North Carolina that operates and owns or has ownership interests in, a portfolio of 32 outlet centers in 22 states coast-to-coast, totaling approximately 9.8 million square feet, leased to over 2,000 stores that are operated by over 370 different brand name companies.  More than 150 million shoppers visit Tanger Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit the company’s web site at www.tangeroutlet.com.

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             3200 Northline Ave., Suite 360 l Greensboro, NC 27408 l 336-834-6826 l FAX 336-852-7954